(Insurance)

Exhibit 8(aaa)(2)

Amendment No. 12 to Participation Agreement (AllianceBernstein)

AMENDMENT NO. 12

TO

PARTICIPATION AGREEMENT

AMONG

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK,

ALLIANCEBERNSTEIN L.P.

AND

ALLIANCEBERNSTEIN INVESTMENTS, INC.

Amendment to the Participation Agreement (the “Agreement”), dated December 12, 1996, between Transamerica Advisors Life Insurance Company of New York, a New York life insurance company (“Insurer”) (on behalf of itself and its “Separate Account”); AllianceBernstein L.P., a Delaware limited partnership (“Adviser”); and AllianceBernstein Investments, Inc. (“Distributor”), the Fund’s principal underwriter; (collectively, the “Parties”).

WHEREAS, the Insurer, Adviser and Distributor heretofore entered into an amendment dated March 1, 2012, to add Confidential Information, complying with Massachusetts privacy laws, which shall hereafter be referred to as Amendment No. 11 to Participation Agreement.

WHEREAS, the Insurer, Adviser and Distributor desire to further amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual promises set forth herein, the Parties hereto agree as follows:

1. The existing first “WHEREAS” clause is deleted in its entirety and replaced by the following:

WHEREAS Insurer, Adviser, Distributor and the AllianceBernstein Funds that are subject to this Agreement (individually, the “Fund”), desire that the shares of the Fund’s Portfolio(s), as set forth on Schedule A hereto and as may be revised from time to time, with notice to all parties, (each a “Portfolio”, reference herein to the “Fund” includes reference to the Portfolio(s) to the extent the context requires), be made available to serve as the underlying investment medium for the variable annuity contracts of Insurer (the “Contracts”), and

2. The existing Section 1. Additional Portfolios, is deleted in its entirety and is replaced by the following:

Upon providing notice to all Parties the Fund may add, delete, combine and/or modify existing Portfolios and Insurer may add, delete, combine and/or modify existing Policies/Contracts and/or existing Separate Account(s), which will then become subject this Agreement. Schedule A, as may be revised from time to time, is incorporated by reference and is a part hereof.

3. A new section, numbered consecutively, is added to the Agreement as follows:

Section 20. Summary Prospectus

Should the Fund and the Insurer desire to distribute the prospectuses of the funds within the Fund pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498), the roles and responsibilities for complying with Rule 498 and other applicable laws are set forth as follows:

(a) For purposes of this Section, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

(b) The Fund and/or the Adviser/Distributor shall provide the Insurer with copies of the Summary Prospectuses in the same manner and at the same times as the Agreement requires that the Fund provide the Insurer with Statutory Prospectuses. If the Fund makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, the Fund shall, instead of providing the Insurer with a revised Summary Prospectus, provide the Insurer with a supplement setting forth the changes in the Rule 497 filing.

(c) The Fund and/or the Adviser/Distributor shall be responsible for compliance with Rule 498(e).

(d) The Fund and Adviser/Distributor each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its series. The Fund further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

(e) The Fund and Adviser/Distributor each agree that the URL indicated on each Summary Prospectus will lead contract owners directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Fund and series’ documents required to be posted in compliance with Rule 498. The Fund shall immediately notify the Insurer’s senior counsel of any material interruptions in availability of this web page. Such Landing Page will contain only insurance product funds.

(f) The Fund and Adviser/Distributor represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(i) involving contract owner requests for additional Fund documents made directly to the Fund, Adviser/Distributor or one of their affiliates. The Fund and Adviser/Distributor further represent and warrant that any information obtained about contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

(g) The Insurer represents and warrants that it will respond to requests for additional fund documents made by contract owners directly to the Insurer or one of its affiliates.

(h) The Insurer represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

(i) If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund and Adviser/Distributor will provide the Insurer with at least 60 days’ advance notice of its intent.

(j) The parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Section 20., as applicable.

(k) The parties agree that the Insurer is not required to distribute Summary Prospectuses to its contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Insurer. The Insurer agrees that it will give Adviser/Distributor and the Fund sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

4. Schedule A of the Agreement, which may be revised from time to time, with notice to all parties, is deleted in its entirety and replaced with attached Schedule A.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK		ALLIANCEBERNSTEIN L.P.

By:	/s/ Arthur D. Woods	By:	/s/ Emilie D. Wrapp
Name:	Arthur D. Woods	Name:	Emilie D. Wrapp
Title:	Vice President	Title:	Assistant Secretary

ALLIANCEBERNSTEIN INVESTMENTS, INC.

By:	/s/ Stephen J. Laffey
Name:	Stephen J. Laffey
Title:	AVP

SCHEDULE A

Revised May 1, 2013

SEPARATE ACCOUNT

ML of New York Variable Annuity Separate Account A

ML of New York Variable Annuity Separate Account B

ML of New York Variable Life Separate Account

ML of New York Variable Life Separate Account II

POLICY/CONTRACT

Merrill Lynch Investor Choice Annuity® (NY) (Investor Series)

Merrill Lynch Retirement Plus®

Merrill Lynch Retirement Power®

Merrill Lynch Retirement Optimizer®

Merrill Lynch Prime Plans I, II, III, IV, V, VI, 7

Directed Life, Directed Life 2

Merrill Lynch Investor Life

Merrill Lynch Investor Life Plus

Merrill Lynch Estate Investor I

Merrill Lynch Estate Investor II

FUND

AllianceBernstein International Value Fund – Class A

AllianceBernstein Small/Mid Cap Value Portfolio – Class A

AllianceBernstein Value Portfolio – Class A

AllianceBernstein Global Thematic Growth Portfolio – Class A

AllianceBernstein Growth and Income Portfolio – Class A

AllianceBernstein Large Cap Growth Portfolio - Class A

AllianceBernstein VPS Large Cap Growth Portfolio - Class A